September 26, 2017

Mr. Richard A. Bianco
350 South Ocean Boulevard, Apt. 9A
Boca Raton, FL 33432

Re:	Future Recovery Litigation Funding

Dear Mr. Bianco:

This letter agreement (the "Agreement") is by and between AmBase Corporation, a Delaware Corporation (the "Company"), and you, Richard A. Bianco ("Bianco", and together with any entity that is currently in existence or is formed by Bianco hereafter that is either wholly-owned by, or controlled directly or indirectly by, Bianco, the "Funder").

On June 28, 2013, 111 West 57th Investment LLC, a subsidiary of the Company ("Investment LLC"), entered into a joint venture agreement with 111 West 57th Sponsor LLC (the "Sponsors"), pursuant to which Investment LLC invested in a real estate development property to purchase and develop certain real property located at 111 West 57th Street (the "111 West 57th Property").  In consideration for making the investment, Investment LLC was granted a membership interest in 111 West 57th Partners LLC ("111 West 57th Partners"), which indirectly acquired the 111 West 57th Property (the "Joint Venture").

On June 30, 2017, Spruce Capital Partners LLC, a junior mezzanine lender to the Joint Venture ("Spruce"), declared an event of default under its $25.2 million loan and demanded immediate payment of the full outstanding balance of the junior mezzanine loan. Spruce gave notice that it proposed to accept the pledged collateral (including the Joint Venture members' collective interest in the property) in full satisfaction of the Joint Venture's indebtedness under the junior mezzanine loan (i.e. a "Strict Foreclosure").

On July 25, 2017, the Company filed a complaint against Spruce and the Sponsors and requested injunctive relief halting the Strict Foreclosure from the New York State Supreme Court for New York County, (the "NY Court") Index No. 655031/2017. On July 26, 2017, the NY Court issued a temporary restraining order barring Spruce from accepting the collateral.  After a hearing and an appeal the temporary restraining order was ultimately lifted and the Strict Foreclosure was permitted to proceed.

On August 30, 2017, Spruce issued a Notice of Retention of Pledged Collateral in Full Satisfaction of Indebtedness. By accepting the pledged collateral, pursuant to the Strict Foreclosure process, Spruce has taken control of, and asserts that it has completed retention of, collateral representing the Company's entire interest in the 111 West 57th Street Property.  The pledged collateral includes all of the Company's equity investment in the 111 West 57th Street project and a substantial part the Company's assets and net equity value.

The Company intends to pursue litigation to recover the value of its equity investment in the 111 West 57th Street Property.  The Company and the Funder have agreed that the Funder shall provide up to an aggregate amount of Seven Million Dollars ($7,000,000) plus such additional amounts as may be necessary from time to time and as agreed to by the Company and the Funder at such time (such amounts, collectively, the "Litigation Fund Amount"), to finance the Company's litigation expenses with respect to certain ongoing disputes with the Sponsors and the lenders in the 111 West 57th Street Property project, and to seek to recover value for the Company with respect to its equity investment in 111 West 57th Street Property, whether by direct recovery or from asserting claims against the Sponsors, their principals and/or certain of the lenders, and including any appeals with respect to such proceedings (collectively, "Future Recovery Litigation").

This letter agreement shall memorialize the mutual agreement of the Funder and the Company with respect to any amounts to be provided by the Funder to fund Future Recovery Litigation and the sharing of any financial recovery resulting from such litigation. The parties hereto acknowledge and agree as follows:

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The Funder shall, within ten (10) business days of a written request from the Company, provided any such request is received on or before September 30, 2024, pay to the Company by wire transfer of immediately available funds, such amounts as the Company shall reasonably request, up to the then agreed upon Litigation Fund Amount, to satisfy actual documented litigation costs and expenses, including attorneys' fees, expert witness fees, consulting fees and disbursements incurred by the Company or reasonably anticipated to be incurred by the Company within the next twenty (20) business days in connection with any proceedings (i) involving the Sponsors and/or the lenders in the 111 West 57th Street Property project, or (ii) seeking to recover value for the Company with respect to its equity investment in the 111 West 57th Street Property. For the purposes of this Agreement, "business day" means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

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In consideration for the Funder's commitment to provide the Litigation Fund Amount, the Company shall distribute any and all consideration it actually receives in connection with any Future Recovery Litigation, including an amount in cash equal to the fair market value of any non-cash consideration received, whether by judgment, award, order, settlement or otherwise, including, without limitation, any damages (punitive or otherwise), penalties, or interest (such amounts, collectively, the "Litigation Proceeds") as follows:

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first, to reimburse the Funder on a dollar-for-dollar basis for (i) the then outstanding Litigation Fund Amount advanced by him to the Company or on behalf of the Company and not previously repaid, and (ii) any reasonable and documented costs and expenses incurred by the Funder in connection with any Future Recovery Litigation, until such amount is satisfied in full; and

•	thereafter, the remaining Litigation Proceeds, if any, shall be distributed as follows:
• If and to the extent the Litigation proceeds are received on or before thirty-six (36) months from the date of this Agreement: (A) 70% to the Company and 30% to the Funder; and

• If and to the extent the Litigation proceeds are received after thirty-six (36) months from the date of this Agreement until the termination of this Agreement: (A) 55% to the Company and 45% to the Funder.

For avoidance of doubt, Litigation Proceeds shall include anything of value, including any property or other non-cash consideration, received from any Sponsor, lender, and/or their respective affiliates, shareholders, partners, members, managers, officers and directors or any other individuals connected to the 111 West 57th Property project, as a result of any Future Recovery Litigation.  If there is a dispute regarding the appropriate valuation of any non-cash portion of the Litigation Proceeds and the parties are unable to resolve such dispute within twenty (20) business days then either party may submit the dispute for arbitration pursuant to Section 10 of this Agreement.
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The Company acknowledges and agrees that the Funder has previously provided the Company with One Million Six Hundred Fifty Thousand Dollars ($1,650,000) under a secured working capital line of credit and is the senior creditor to the Company on the date hereof.  The Company hereby agrees that it shall not, without the prior written consent of the Funder, create, incur, assume or permit to exist any lien or encumbrance on the Litigation Proceeds, grant any other person or entity any rights in the Litigation Proceeds superior to the rights of the Funder, or otherwise grant any person or entity any rights that have the effect or could reasonably have the effect of hindering, delaying, or diluting the Funder's right to receive the payments provided in this Agreement.

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The Company shall distribute any Litigation Proceeds it receives within five (5) business days of receipt of such amounts in accordance with the terms of this Agreement. For avoidance of doubt, the Litigation Fund Amount shall only become due and payable by the Company upon the receipt of, and to the extent of, any Litigation Proceeds.

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This Agreement commenced on the date hereof and shall continue in effect until (a) the final resolution of all Future Recovery Litigation pursuant to (i) a final, nonappealable judgment of a court of competent jurisdiction or (ii) a written settlement agreement between the Company and the respective defendants in such proceedings, and (b) the disbursement in full of all Litigation Proceeds, if any, in accordance with this Agreement, unless the Agreement is earlier terminated by the mutual written agreement of both parties hereto.

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This Agreement commenced on the date hereof and shall continue in effect until (a) the final resolution of all Future Recovery Litigation pursuant to (i) a final, nonappealable judgment of a court of competent jurisdiction or (ii) a written settlement agreement between the Company and the respective defendants in such proceedings, and (b) the disbursement in full of all Litigation Proceeds, if any, in accordance with this Agreement, unless the Agreement is earlier terminated by the mutual written agreement of both parties hereto.

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This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

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This Agreement shall inure to the benefit of, and be binding upon, the successors, heirs and permitted assigns of each of the parties hereto.  The Company may not assign the Agreement or its rights and obligations hereunder to another person without the Funder's prior written consent, which consent may be withheld in the Funder's sole discretion.  The Funder may, at any time, without the consent of the Company, assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including the right to receive all or a portion of the Litigation Proceeds due to the Funder hereunder).

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This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. Any claim or dispute arising out of or in any way relating to this agreement or its alleged breach shall be determined in a binding arbitration by a single arbitrator that is a retired State or Federal court judge.  The arbitration shall be administered by the American Arbitration Association under its commercial dispute resolution procedures which are in effect at the time of the arbitration.  The arbitration shall take place in New York City.  The parties may seek, from a court of competent jurisdiction, provisional remedies or injunctive relief in support of their respective rights and remedies hereunder without waiving their right to arbitration and, for such purposes, each party irrevocably consents to the jurisdiction of any of the courts of the State of New York in New York County, and the United States District Court for the Southern District of New York.  However, the merits of the action that involves such provisional remedies or injunctive relief, including without limitation, the terms of any permanent injunction, shall be determined by arbitration under this Section 10.  Judgment on the arbitrator's award may be entered in any court of competent jurisdiction.

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This Agreement shall not be modified, amended or supplemented except by a written agreement signed by the parties hereto. This Agreement may be executed in any number of counterparts (and by facsimile), each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, electronic portable document format (PDF) file or other means of electronic transmission will be as effective as delivery of a manually executed counterpart to this Agreement.

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Please confirm your agreement to the foregoing by signing a copy of this Agreement where indicated below and returning it to the undersigned.

Sincerely, AMBASE CORPORATION, a Delaware corporation By: /s/ John Ferrara John Ferrara Vice President and Chief Financial Officer and Controller

Acknowledged and Agreed: /s/ Richard A. Bianco Richard A. Bianco